Exhibit 10.18.1

FIRST AMENDMENT TO LEASE

This First Amendment to Office Lease (“First Amendment”) is dated for reference purposes this 17th day of March, 2003, between SOFI IV SIM OFFICE INVESTORS II, L.P., a Delaware limited partnership (“Landlord”) and ESCHELON TELECOM, INC., a Delaware corporation, formerly known as Advanced Telecommunications, Inc., a Delaware corporation (“Tenant”).

RECITALS

Landlord and Tenant entered into that certain Office Lease, dated December 1, 1999 the “Lease”,, covering the office space located at the 2600 Tower, located at 2600 North Central Avenue, Phoenix, Arizona, 85004 (the “Project”), identified as Suite 500 consisting of approximately 6,028 square feet, reduced pursuant to this First Amendment to 5,545 square feet (the “Existing Premises”).

Pursuant to this First Amendment, Tenant wishes to lease an additional approximately 9,391 rentable square feet located adjacent to the Existing Premises (the “Additional Premises”) for a’ period of five (5) years and eight (8) months. Commencing on the Additional Premises Commencement Date (as defined below), all references to the “Premises” in the Lease and this First Amendment shall be deemed to refer collectively to the Existing Premises and the Additional Premises. The Lease and this First Amendment are collectively referred to as the “Lease”. Upon the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree the Lease is amended as follows:

AGREEMENT

1.                                       Effective Date. The effective date of the Lease amendments set out in this First Amendment is March 17, 2003 (the “Effective Date”).

2.                                       Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease.

3.                                       Revised Summary of Basic Terms. Article I “Summary of Basic Terms” of the Lease is hereby amended and restated in its entirety with the amended and restated Article I “Summary of Basic Terms” attached as Schedule 1 attached hereto and incorporated herein by reference.

4.                                       Lease-of Additional Premises. Upon and subject to the terms and conditions as set forth in this First Amendment and the Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises consisting of approximately 9,391 rentable square feet located on the fifth floor adjacent to the Existing Premises, as depicted on Schedule 2 attached hereto and incorporated by this reference and described herein as the Additional Premises. The term of the Lease, as it applies to the Additional Premises, shall commence upon the earlier of (a) the date of Substantial Completion of the Additional Premises Tenant Improvements, which is currently estimated to be June 1, 2003 (the “Delivery Date”); (b) the date Tenant commences business operations in the Additional Premises; or (c) the date Substantial Completion of the Additional Premises Tenant Improvements would have occurred but for Tenant Delay (the foregoing terms are defined in Exhibit A). If Landlord does not tender possession of the Additional Premises to Tenant on or before the Delivery Date, subject to Force Majeure and Tenant Delay, Landlord will pay to Tenant an amount equal to $17,897.00 (the “Penalty Fee”) in cash within thirty (30) days of the Delivery Date. If Landlord is unable to tender possession of the Premises to Tenant on or before the Delivery Date, the Lease, as it applies to the Additional Premises, remains in full force and effect and Landlord is not liable to Tenant for any resulting loss or damage, except for the payment of the Penalty Fee; provided, however, that unless the delay is caused by Tenant Delay, Additional Premises Base Rent shall abate on a day-for-day basis for those days (after the Delivery Date) during which Landlord is unable to tender possession of the Additional Premises to Tenant. The expiration date of the Lease, as it applies to the Additional Premises, shall expire on February 1, 2009, unless sooner terminated pursuant to the provisions of the Lease (the “Additional Premises Termination Date”). The “Additional Premises Term” of the Lease shall commence on the Additional Premises Commencement Date and terminate on the Additional Premises Termination Date.

5.                                       Additional Premises Tenant Improvements. Tenant acknowledges, represents and agrees to the following: (i) Tenant shall be responsible for making its own inspection and investigation of the Additional Premises and other portions of the Building, (ii) Tenant shall be responsible for investigating and establishing the suitability of the Additional Premises for Tenant’s intended use thereof, and all zoning and regulatory matters pertinent thereto, (iii) Tenant is leasing the Additional Premises “AS IS” based on its own inspection and investigation after the expiration of the thirty (30) day “punch list” period and not in reliance on any statement, representation, inducement or agreement of Landlord or its agents, employees or representatives, except as expressly set forth elsewhere in the Lease, (iv) the Additional Premises, upon the earlier of Tenant’s possession or Tenant’s entry into the Additional Premises to construct or install improvements, were in good order and satisfactory condition, and (v) no rights to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

Landlord shall perform the demolition, remodeling, replacement and/or installation work provided for on Exhibit A attached hereto (“Additional Premises Tenant Improvements”). For the purposes of the Lease, as it applies to the Additional Premises, possession of the Additional Premises shall be deemed delivered or tendered to Tenant, and accepted by Tenant (subject to Landlord’s obligation to complete Punch List items), upon Substantial Completion (as those terms are defined in Exhibit A) and Landlord has given Tenant written notice thereto.

6.                                       Parking. Article 3.9 of the Lease is hereby amended and replaced with the following:

Existing Premises:

# of Parking Area Spaces	Price per Space	Total Price
Up to open unreserved 6	@ then current building rates

Additional Premises:

Landlord shall license vehicle parking spaces to Tenant and Tenant’s business on the following terms and conditions:

Landlord shall provide eight (8) vehicular parking spaces as exclusive parking spaces for Tenant and its employees in the parking garage portion of the Office Complex (“Reserved Covered Spaces”). This license is for Reserved Covered Spaces in the general parking area to be designated and redesignated from time to time by Landlord; provided, however, Landlord may require Tenant to park in a specific location. Landlord shall not be liable to Tenant for the failure of any of its tenants, invitees, employees, agents or customers or any third parties to comply with the   designation of the Reserved Covered Spaces.

Landlord shall provide thirty-two (32) vehicular parking spaces on a covered unreserved basis for Tenant and its employees in the unreserved portion of the parking garage portion of the Office Complex (the “Unreserved Covered Spaces”). This license is for Unreserved Covered Spaces in the general parking area to be designated and redesignated from time to time by Landlord; provided, however, Landlord may require Tenant to park in a specific location. Landlord shall not be liable to Tenant for the failure of any of its tenants, invitees, employees, agents or customers or any third parties to comply with the designation of the Unreserved Covered Spaces.

Landlord shall provide ten (10) vehicular parking spaces on an unreserved basis for Tenant and its employees in the surface parking facility serving the Office Complex (“Surface Spaces”). This license is for Surface Spaces in the unreserved portion of the surface parking lot to be designated and redesignated from time to time by Landlord; provided, however, Landlord may require Tenant to park in a specific location. Landlord shall not be liable to Tenant for the failure of any of its tenants, invitees, employees, agents or customers or any third parties to comply with the designation of the Surface Spaces.

The parking fees for the Reserved Covered Spaces, the Unreserved Covered Spaces and the Surface Spaces, as they relate to the Additional Premises, shall be abated for the first forty-one (41) months of the Additional Premises Term hereof; provided, however, that all other charges related to parking (such as charges for parking garage access devices and name plates for reserved spaces) shall be paid for by Tenant upon receipt of invoice from Landlord. Thereafter, Tenant agrees to pay as a monthly fee for such license of parking spaces payable on or before the first day of each month in advance as follows: during the last twenty-four (24)

months of the Additional Premises Tenn, $1,000.00 each month for the parking spaces relating to the Additional Premises. Tenant shall be entitled to fifty (50) hours of parking validation each month for the Additional Premises Term at no charge to Tenant. If the Lease, as it relates to the Additional Premises, is terminated for any reason, the Tenant’s license as to the parking spaces relating to the Additional Premises shall be immediately revoked.

Only vehicles designated by Tenant to Landlord may be parked or stored therein; provided, however, that Tenant may change its automobile designations at any time upon written notice to Landlord or for temporary use upon notification given . to the garage attendant, if any. No more than one automobile per space licensed hereunder shall be parked or stored under Tenant’s rights hereunder at any one time.

This license is for self-service storage or parking only and does not include the rights to any additional services, which services may be made available by Landlord from time to time at an additional charge.

It is understood that Landlord and its agents and employees shall not be liable for loss or damage to any vehicle parked or stored by Tenant or under Tenant’s rights herein and/or to the contents thereof caused by fire, theft, explosion, freezing of circulation system of any automobile, strikes, riots or by any other causes and Tenant (1) waives any claim against Landlord for and in respect thereto, and (2) hereby agrees to indemnify and defend Landlord against all claims for any loss or damage to any such vehicle or its contents from any cause whatsoever. It is further expressly understood that. the relationship between Landlord and Tenant with respect to the parking spaces constitutes a license to use said garage subject to the terms and conditions herein only and that neither such relationship nor the storage or parking of any automobile thereunder shall constitute a bailment nor create the relationship of bailor and bailee.

In the event the garage referenced shall be damaged by fire or other casualty rendering it unusable by Tenant, the fee provided for herein shall be abated (pro rata based on the portion of the Tenant’s stalls which are unusable) from the date ten (10) days after the date the garage becomes unusable until it again becomes usable. Further, if all or any part of the garage is taken by eminent domain proceedings, Landlord shall be entitled to all of the award in the proceedings and may terminate this parking arrangement in the event of a total taking or reduce the number of stalls licensed hereunder in proportion to the extent of any partial taking upon written notice to Tenant. If the garage is damaged by fire or other casualty, Landlord will cause it to be repaired with due diligence.

Subject to the abatement provided for in the preceding paragraph, Landlord shall have the right to close any portion of the garage and deny access thereto in connection with any repairs or in an emergency, as it may require, without liability, cost or abatement of fee.

Tenant shall perform, observe and comply with such rules of the Office Complex as may be reasonably adopted by Landlord in respect to the use and operation of said garage.

Tenant shall, when using the parking facilities of said garage, observe and obey all signs regarding fire lanes and no parking zones, and when parking always park between designated lines. Landlord reserves the right to tow away, or otherwise impound, at the expense of the owner or operator, any vehicle which is improperly parked or parked in a no parking zone.

In the event a key or other access device is supplied by Landlord to Tenant in connection with the rights granted herein, Tenant will surrender such key or access device to Landlord upon termination of this Lease.

7.                                       Right to Terminate. Provided that the Lease is then in full force and effect and Tenant is not in default, on the date of exercise of this Option, after notice and the expiration of any applicable grace period, Tenant may terminate the Lease, as it applies to the Additional Premises, as of the last day of the 44`h month following the Additional Premises Commencement Date (the “Early Termination Date”) subject to and in accordance with this Section 7. To exercise such termination right, Tenant must (a) deliver written notice to Landlord that Tenant desires to terminate the Lease, as it applies to the Additional Premises, as of the Early Termination Date at least ninety (90) days prior to the Early Termination Date; and (b) immediately pay Landlord a payment, as each relates to the Additional Premises, equal to Landlord’s then unamortized costs of the Additional Premises Tenant Improvements, moving allowance, leasing commissions and two (2) months Additional Premises Base Rent at the rate then in effect. If Tenant terminates the Lease, as it applies to the Additional Premises, Landlord, at its sole cost and expense, shall restore that portion of the demising wall that separated the Existing Premises from the Additional Premises to its condition existing prior to the construction of the Additional Premises and Tenant agrees to allow Landlord to temporarily occupy the Existing Premises in order to accomplish such construction.

8.                                       Tenant’s Option to Renew the Additional Premises Term.

(A) Provided that the Lease is then in full force and effect and Tenant is not in default, on the date of exercise of this Option, after notice and the expiration of any applicable grace period, Tenant shall have the option to extend the Additional Premises Term of the Lease for one

(1) period of three (3) years (the “Additional Premises Extension Term”) by notice. given to Landlord at least four (4), but no more than twelve (12), months prior to the termination of the Additional Premises Term. The Additional Premises Extension Term shall commence on the first day after the initial Additional Premises Term and shall expire on the third (3`d) anniversary of such day unless the Additional Premises Extension Term shall sooner end pursuant to the Lease.

(B) The terms and conditions shall be identical to those in the Lease that relate to the Additional Premises except for the rental rate, which shall be determined in accordance with Article 26.13 (1)(A) of the Lease.

9.                                       Tenant’s Option to Renew the Existing Premises Term: Article 26.13(1)(A) of the Lease is hereby amended and replaced with the following:

(A) Provided that the Lease is then in full force and effect and Tenant is not in default, on the date of exercise of this Option, hereunder after notice and the expiration of any applicable grace period, Tenant shall have the option to extend the Term for two (2) additional periods of five (5) years each (the “Extension Term(s)”) by notice given to Landlord at least four (4), but no more than twelve (12), months prior to the termination of the Term. The Extension Term(s) shall commence on the day after the initial Lease term and the prior Extension Term (if any) expires (“Expiration Date(s)”) and shall expire on the fifth (5th) anniversary of the Expiration Date(s) unless the Extension Term(s) shall sooner end pursuant to this Lease.

10.                                 Signage. Article 14 of the Lease is hereby amended and replaced with the following:

ARTICLE 14. SIGNS

Landlord to provide to Tenant (a) one building standard tenant identification sign adjacent to the entry door of the Premises and (b) standard building directory listings on the directories in the main lobby. In the event Landlord installs an exterior monument sign and provided Tenant, at its sole cost and expense, receives all necessary governmental and quasi-governmental approvals therefore, Landlord will allow Tenant, at Tenant’s sole cost and expense, to install one non-illuminated sign on such exterior monument sign, which sign will be Tenant’s name, “subordinate” to Landlord’s building designation sign, if any. Tenant must pay all governmental and other permit fees at its sole cost and expense, must remove same prior to termination of the Lease, and must repair and restore any damage to the Building caused by such installation and/or removal. Any such sign and the display of Tenant’s name thereon will be subject to the terms of any restrictive covenants applicable thereto and all laws.

11.                                 HVAC. Article 27(A) of the Lease is hereby amended with the addition of the following:

Subject to limitations imposed by governmental rules, regulations and guidelines applicable thereto, Landlord shall provide HVAC when necessary for normal comfort and normal office use in the Premises during Normal Business Hours. If

Tenant uses HVAC in excess of that supplied by Landlord pursuant to this Article 27(A), Tenant shall pay to Landlord, upon billing, the actual cost of such of such excess consumption, provided, however, that after-hours HVAC usage shall be billed to Tenant based upon rates as reasonably established by Landlord from time to time, which rates are currently estimated to be $8.50 per hour per Zone (as hereinafter defined). A zone covers approximately 1200 square feet (a “Zone”) - and each floor contains 13 Zones. Tenant shall be entitled to a credit equal to twenty (20) hours excess HVAC usage each month for the Additional Premises during the Additional Premises Term. Any unused credits for any Zone in any month may not be carried forward or applied to any other Zone or any other month.

12.                                 Moving Expenses. The following is added as a new Article 36:

ARTICLE 36. MOVING EXPENSES

In connection with Tenant’s relocation of the Tenant’s personal property to the Additional Premises, Landlord will pay to Tenant an amount equal to $1.50 per rentable square foot of the Additional Premises. Such moving allowance will be paid by Landlord to Tenant in cash within 30 days of the Additional Premises Commencement Date.

13.                                 Storage. If requested by Tenant and to the extent available, Landlord to provide storage space in the parking facilities portion of the Building, for Tenant’s exclusive use as storage for personal property used in connection with Tenant’s occupancy of the Premises. The location of the ‘ storage space will be determined by Landlord in its sole discretion. Tenant will pay Landlord annually $12.00 per square foot of storage space for the storage space, payable monthly in advance, in equal installments at the same time and manner as Existing Premises Base Rent or Additional Premises Base Rent, as applicable.

14.                                 Brokerage. Article 24 of the Lease is hereby amended with the addition of the following:

“Landlord will pay any brokers named in Section 1.16 in accordance with the applicable listing agreement for the Building.”

15.                                 Operating Costs. With respect to the Additional Premises, for each calendar year, Tenant’s obligation to pay Operating Costs shall not increase, on an annual and cumulative basis, by an amount greater than five percent (5.0%) per year following the initial lease year.

16.                                 Existing Premises Rentable Square Footage. The rentable square footage of the Existing Premises is hereby reduced from 6,028 to 5,545.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to the Lease on the date first written above.

Landlord:

SOFI IV-SPM PORTFOLIO XI, L.L.C., a Delaware limited liability company

BY: SOFI IV-SPM Maricopa, L.P., General Manager

BY: SOFI IV ARIZONA TRUST, General Partner

	By:	/s/Mark M. Gromley
Name: Mark M. Gromley Title:
Vice President

Tenant:

ESCHELON TELECOMMUNICATIONS, INC., a Delaware corporation, formerly known as
Advanced Telecommunications, Inc.., a Delaware corporation

By:	/s/ Satish Tiwari
Name:	Satish Tiwari
Its: VP Network Engineering

SCHEDULE 1

ARTICLE 1 SUMMARY OF BASIC TERMS

1.1 The Existing Premises: Suite #500 in the building consisting of approximately 5,545 square feet of rentable area as illustrated on the attached Exhibit A; The Additional Premises: Suite #550 in the Building consisting of approximately 9,391 rentable square feet of rentable area as illustrated on the attached Exhibit A. A floor plan for the floor(s) on which the Premises is located is attached as Exhibit A-1.

1.2 The Building: The building is located at 2600 North Central Avenue, Phoenix, Arizona.

1.3 “Project” means the Building identified in Section 1.2, and all lands and facilities used in connection with the Building as reasonably determined from time to time by Landlord. The Project consists of approximately 322,000 square feet of rentable area.

1.4 Names of Guarantors: None.

1.5 Existing Premises Security Deposit: $12,000.00; Additional Premises Security Deposit: $0 (see provisions of Article 4)

1.6 The Existing Premises Term: Ten (10) years and four (4) months, beginning on the Commencement Date and ending on the Expiration Date; The Additional Premises Term: Five (5) years and eight (8) months, beginning on the Additional Premises Commencement Date and ending on the Additional Premises Expiration Date.

1.7 Existing Premises Commencement and Expiration Dates: January 15, 2000, and May 15, 2010, respectively, subject to the provisions of Exhibit A; Additional Premises Commencement and Expiration Dates: June 1, 2003 and February 1, 2009.

1.8 Existing Premises Base Rent:

Lease Year	Annual Base Rent	Base Rent Per Square Foot	Monthly Base Rent

1	$120,560.00	$20.00/sq. ft.	$10,046.67

2	$124,176.80	$20.60/sq. ft.	$10,348.07

3	$127,914.16	$21.22/sq. ft.	$10,659.51

Month 36 -	$131,772.08	$21.86/sq. ft.	$10,981.01
Additional Premises
Commencement Date

Premises Additional	$121,213.70	$21.86/sq. ft.	$10,101.14

Lease Year	Annual Base Rent	Base Rent Per Square Foot	Monthly Base Rent

Commencement Date - Month 42

5	$124,873.40	$22.52/sq. ft.	10,406.12

6	$128,644.00	$23.20/sq. ft.	$10,720.33

7	$132,525.50	$23.90/sq. ft.	$11,043.79

8	$136,517.90	$24.62/sq. ft.	$11,376.49

9	$140,621.20	$25.36/sq. ft.	11,718.43

10	$144,835.40	$26.12/sq. ft.	$12,069.62

Additional Premises Base Rent:

Lease Year	Annual Base Rent	Base Rent Per Square Foot	Monthly Base Rent

01-08	$0	$0	$0

09-20	$154,951.50	$16.50/sq. ft.	$12,912.63

21-32	$159,647.00	$17.00/sq. ft.	$13,303.92

33-44	$164,342.50	$17.50/sq. ft.	$13,695.21

45-56	$169,038.00	$18.00/sq. ft.	$14,086.50

57-68	$173,733.50	$18.50/sq.. ft.	$14,477.79

1.9 Tenant’s Proportionate Share: 1.72% for the Existing Premises and 2.92% for the Additional Premises, consisting of the proportion that the rentable area of the Existing Premises or the Additional Premises, as applicable, bears to the rentable area of the Project.

1.10 Existing Premises Base Year: 2000; Additional Premises Base Year: 2003

1.11 Description of Tenant’s Business: Executive and general office use, the installation, operation and maintenance of equipment and facilities in connection with Tenant’s telecommunication business, including but not limited to telecommunications switch.

1.12 Normal Business Hours: 7:00 a.m. to 6:00 p.m., Monday through Friday, 8:00 a.m. to 1:00 p.m. on Saturday.

1.13 Additional Premises Tenant Improvement Allowance: Landlord to deliver the Additional Premises to Tenant “turnkey” per space plan prepared by Mittelstaedt Cooper & Associates dated January 8, 2003, using building standard materials (“Original Plan”). Notwithstanding anything to the contrary contained herein, Landlord’s obligation relating to the Additional Premises Tenant Improvements shall be limited to costs per Original Plan.

1.14 Landlord shall commence construction of the fifth floor common area remodel (“Common Area Improvements”) within thirty (30) days after completion of the Additional Premises Tenant Improvements and shall, at Landlord’s sole expense, complete the Common Area Improvements in a timely manner, subject to Force Majeure and Tenant Delay.

1.15 Additional Premises Load Factor: 6%.

1.16 Tenant’s Address for Pre-occupancy Notices:

730 2”d Avenue South, #1200
Minneapolis, MN 55402

1.17 Landlord’s Notice Address:

Starwood Asset Management
2525 East Camelback Road
Suite 740

Phoenix, AZ 85016

Attn.: Mark M. Grumley
Phone: (602) 468-0112

Facsimile: (602) 468-1567

Copy to:

Rinaldi, Finkelstein & Franklin, LLC 591 West Putnam Avenue

Greenwich, CT 06830

Attn.: Eric W. Franklin, Esq.

Phone: (203) 422-7768

Facsimile: (203) 422-7868

Copy to:

CB Richard Ellis

2415 East Camelback Road
Ground Floor

Phoenix, AZ 85016

Attn.: Asset Service

Phone: (602) 735-5445

Facsimile: (602) 735-5113

1.18 Existing Premises Landlord’s designated broker: Scottsdale Property Manager 97, L.L.C; Additional Premises Landlord’s designated broker: CB Richard Ellis, Inc.

1.19 Existing Premises Tenant’s designated broker: Eric Hamm, TELECOM Real Estate Services; Additional Premises Tenant’s designated broker: CRESA Partners

SCHEDULE ”2”

Floor Plan

EXHIBIT “A”

CONSTRUCTION OF ADDITIONAL PREMISES TENANT IMPROVEMENTS

1.                                       Additional Premises Tenant Improvements. Landlord will cause to be constructed all Additional Premises Tenant Improvements. The Additional Premises Tenant Improvements will be designed as described in this Exhibit A. The cost of constructing the Additional Premises Tenant Improvements will include all of Landlord’s direct and indirect costs in connection with the design and construction of the Additional Premises. Tenant Improvements initially to be constructed in the Additional Premises, plus a percentage (not to exceed five percent [5%]) of the sum of all such direct and indirect costs for Landlord’s overhead and profit. “ Such costs of Landlord may include, without limitation, space planning costs, construction document preparation costs, design costs, construction drawing costs, general conditions, construction costs and all costs Landlord incurs in connection with obtaining permits for the Additional Premises Tenant Improvements. The Additional Premises Tenant Improvements become the property of Landlord and a part of the Property immediately upon installation. Landlord agrees to use reasonable efforts to competitively bid the work for the construction of the Additional Premises Tenant Improvements.

2.                                       Additional Premises Tenant Improvement Allowance. Landlord will pay an amount equal to the cost to deliver the Additional Premises to Tenant “turnkey” per space plan prepared by Mittelstaedt Cooper & Associates dated January 8, 2003, using building standard materials (“Original Plan”) (the “Additional Premises Improvement Allowance”), for the design and installation of the Additional Premises Tenant Improvements. Landlord is not obligated to pay or incur any amounts that exceed the Additional Premises Improvement Allowance. If the cost of the Additional Premises Tenant Improvements exceeds the Additional Premises Improvement Allowance, then Tenant will pay the excess to Landlord in cash within ten (10) days after demand. Tenant will also pay all of Landlord’s costs (including lost rent) resulting from any Tenant Delay. If Landlord at any time reasonably estimates that the cost of the Additional Premises Tenant Improvements will exceed the Additional Premises Improvement Allowance, Tenant shall immediately deposit with Landlord the amount by which the cost of the Additional Premises Tenant Improvements exceeds the Additional Premises Improvement Allowance.

3.                                       Space Plan. [Intentionally Deleted].

4.                                       • Additional Premises Construction Drawings. Landlord will provide Tenant with the Additional Premises Construction Drawings and Specifications. Tenant will approve or disapprove (specifically describing any reasons for disapproval) the Additional Premises Construction Drawings and Specifications in writing within three (3) business days after receiving them. Any failure by Tenant to timely deliver such approval or disapproval is a Tenant Delay until received. If Tenant disapproves the Additional Premises Construction Drawings and Specifications, Landlord will provide appropriately revised Additional Premises Construction Drawings and Specifications to Tenant for approval (or disapproval) on the same basis as set forth above. If the review and approval process is not concluded (with Tenant having approved

the Additional Premises Construction Drawings and Specifications) on or before               , 2003, then such delay is a Tenant Delay until Tenant’s approval is received. After Tenant’s approval, Landlord will submit the Additional Premises Construction Drawings and Specifications for permits and construction bids. Tenant will not withhold any approval except for reasonable cause and will not act in an arbitrary or capricious manner in connection with-the review, revision, approval or disapproval of the Additional Premises Construction Drawings and Specifications. Tenant will not specify long lead time items that would delay Substantial Completion of the Additional Premises Tenant Improvements.

5.                                       Change Orders. Tenant will immediately notify. Landlord if Tenant desires to make any changes to the Additional Premises Tenant Improvements after Tenant has approved the Additional Premises Construction Drawings and Specifications. If Landlord approves the revisions, Landlord will notify Tenant of the anticipated additional cost and delay in completing the Additional Premises Tenant Improvements that would be caused by such revisions. Tenant will approve or disapprove the increased cost and delay within five (5) business days after such notice. If Tenant approves, Landlord will prepare, and Landlord and Tenant will execute, a . Change Order describing the revisions and the anticipated additional cost and delay. Any delay relating to a request for revisions or a Change Order is a Tenant Delay. If the Change Order causes the cost of the Additional Premises Tenant Improvements to exceed the Additional Premises Improvement Allowance (or if the cost of the Additional Premises Tenant Improvements already exceeds the Additional Premises Improvement Allowance), Tenant shall prepay the added costs of the Change Order.

6.                                       Substantial Completion; Punch List. As used in this Lease, “Substantial Completion” means the earlier to occur of the following: (a) the issuance of all final unconditional approvals and green tags by the governmental authority exercising jurisdiction over the Additional Premises Tenant Improvements signifying the final and unconditional acceptance and approval of the Additional Premises Tenant Improvements, (b) the date a Certificate of Occupancy is issued for the Additional Premises, and (c) if a Certificate of Occupancy is not required, the date Tenant is reasonably able to take occupancy of the Additional Premises; provided that if either (a), (b) or (c) is delayed or prevented because of work Tenant is responsible for performing in the Additional Premises, “Substantial Completion” means the date that all of Landlord’s work which is necessary for either (a), (b) or (c) to occur has been performed and Landlord has made the Additional Premises available to Tenant for the performance of Tenant’s work. Within thirty (30) days after Substantial Completion, Landlord and Tenant will inspect the Additional Premises and develop a Punch List. Landlord will cause the items listed on the Punch List to be completed with commercially reasonable diligence and speed, subject to Tenant Delay and Force Majeure. If Tenant refuses to inspect the Additional Premises with Landlord within the 30-day period, Tenant is deemed to have accepted the Additional Premises as delivered. Tenant will not occupy the Additional Premises before Substantial Completion without Landlord’s prior written consent, which consent Landlord may grant, withhold or condition in its sole and absolute discretion. If Landlord consents, during the early occupancy period Tenant may only install Tenant’s furniture, fixtures and equipment in the Additional Premises and must comply with and observe all terms and conditions of this Lease (other than Tenant’s obligation to pay Additional Premises’Base Rent).

7.                                       Force Majeure. As used in this Lease, “Force Majeure” means acts of God; strikes; lockouts; labor troubles; inability to procure materials; inclement weather; governmental laws or regulations; casualty; orders or directives of any legislative, administrative, or judicial body or any governmental department; inability to obtain any governmental licenses, permissions or authorities (despite commercially reasonable pursuit of such licenses, permissions or authorities); and other similar or dissimilar causes beyond Landlord’s reasonable control.

8.                                       Tenant Delay. “Tenant Delay” means any delay caused or contributed to by Tenant, including, without limitation, with respect to the Additional Premises Tenant Improvements, Tenant’s failure to timely prepare or approve the Additional Premises Construction Drawings and Specifications, and any delay from any revisions Tenant proposes to approved Additional Premises Construction Drawings and Specifications. A Tenant Delay excuses Landlord’s performance of any obligation related thereto for a period equal to (a) the duration of the act, occurrence or omission that constitutes the Tenant Delay, or (b) if longer, the period of delay actually caused by such Tenant Delay.